EXHIBIT 99.2

Nemus Bioscience Provides Update on Previously Announced $20 Million Schneider Financing

Costa Mesa, Calif. (July 11, 2017) - NEMUS Bioscience, Inc. (OTCQB: NMUS) (the “Company”) today announced an update to its news release dated May 4, 2017 with respect to the signing of a private placement with Schneider Finance LLC, an affiliate of Schneider Brothers Ltd, a global closed investment fund with over USD $500 million in assets, for the sale of 1,000,000 shares of Series E Preferred Stock of the Company for gross proceeds of $20,000,000. The securities purchase agreement provides for no conditions precedent to the close and that closing is not to occur later than July 10, 2017. As previously announced, an affiliate of Schneider Brothers Ltd, which is authorized and regulated by the European Financial Conduct Authority (License #755098), entered into a guaranty to the benefit of the Company that guarantees the payment of the $20,000,000 investment.

Schneider Finance LLC did not provide funding to close the transaction on July 10, 2017 as required under the securities purchase agreement and has requested an extension of the closing date. “Schneider is currently evaluating funding options internally and remains committed to this transaction,” stated John A. Severson, Director and Partner of Schneider Brothers. The Company intends to continue to work with Schneider Finance to close the transaction either directly with Schneider Finance LLC and their affiliates or through the exercise of the $20 million guaranty that provides for payment of the purchase price in full within 90 days of exercise.

Copies of the securities purchase agreement and the guaranty are available with the U.S. Securities and Exchange Commission as exhibits to the Company’s Form 8-K, filed on May 4, 2017 and July 11, 2017, respectively.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including statements about our expectations regarding the financing, timing of proceeds from the financing and our near term, intermediate term and long term goals. Such statements and other statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, forward---looking statements can be identified by terminology including "goal," "focus," "aims," "believes," "can," “could,” "challenge," "predictable," "will," or the negative of these terms or other comparable terminology. We operate in a rapidly changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make. Risks and uncertainties that may cause actual results to differ materially include, among others, our capital resources, uncertainty regarding the results of future testing and development efforts and other risks that are described in the Risk Factors section of NEMUS’s most recent annual or quarterly report filed with the Securities and Exchange Commission. Except as expressly required by law, NEMUS disclaims any intent or obligation to update these forward-looking statements.

ABOUT NEMUS BIOSCIENCE, INC.

The Company is a biopharmaceutical company, headquartered in Costa Mesa, California, focused on the discovery, development, and commercialization of cannabinoid-based therapeutics for significant unmet medical needs in global markets. Utilizing certain proprietary technology licensed from the University of Mississippi, NEMUS is working to develop novel ways to deliver cannabinoid-based drugs for specific indications, with the aim of optimizing the clinical effects of such drugs, while limiting the potential adverse events. NEMUS' strategy will explore the use of natural and synthetic compounds, alone or in combination. The Company is led by a highly qualified team of executives with decades of biopharmaceutical experience and significant background in early-stage drug development.

For more information, visit http://www.nemusbioscience.com.

CONTACTS:

NEMUS Investor Relations

PCG Advisory Group

Adam Holdsworth

Email: adamh@pcgadvisory.com

Phone: 646-862-4607

NEMUS Media Relations

Janet Vasquez

JV Public Relations

Email: jvasquez@jvprny.com

Phone: 212.645.5498